EXHIBIT 10.2

Execution Copy

SECOND AMENDMENT TO FORBEARANCE AGREEMENT

THIS SECOND AMENDMENT (this “Amendment”), is entered into as of this 4th day of August, 2008, and effective as of the 23rd day of July, 2008, between Devcon International Corp. (the “Company”) and CS Equity II LLC (the “Investor”).

WHEREAS, the Company and the Investor (collectively, the “Parties”) are parties to that certain Forbearance Agreement, dated as of May 12, 2008 (the “Forbearance Agreement”), as amended from time to time, a copy of which is attached hereto as Exhibit A; and

WHEREAS, the Parties desire to amend the Forbearance Agreement, in the manner and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment of Forbearance Agreement. The Forbearance Agreement is hereby amended as follows:

(a)	The following clauses are hereby added to the Recitals of the Forbearance Agreement after the ninth WHEREAS clause:

“WHEREAS, the Certificate of Designations provides that, beginning June 30, 2008, so long as any Preferred Shares remain outstanding, the Company shall not allow the Leverage Ratio to exceed 38.0x; and

WHEREAS, as of June 30, 2008, Preferred Shares remained outstanding and the Leverage Ratio exceeded 38.0x (the “Ratio Excess”); and

WHEREAS, the Company acknowledges that the Leverage Ratio exceeding 38.0x is a Triggering Event under section 3(a)(i) of the Certificate of Designation and breaches other provisions of the Transaction Documents; and”.

(b)	Section 1(a) of the Forbearance Agreement is hereby deleted and replaced in its entirety to read as follows:

“Effective as of the Effective Time (as defined below), and pursuant to the terms of this Agreement, the Investor hereby agrees to forbear (the “Forbearance”) from (i) declaring a breach of any Transaction Document caused as a result of either the Delisting or the Ratio Excess, (ii) declaring the occurrence of any Triggering Event caused as a result of either the Delisting or the Ratio Excess having occurred and from delivering any Notice of Redemption at Option of Holder with respect thereto or (iii) demanding any amounts due and payable caused either as a result of the Delisting or the Ratio Excess, including without limitation, any Registration Delay Payments payable with respect to the Preferred Shares, until the earlier of (the “Forbearance Expiration Date” and the period commencing on the Effective Time and ending on the Forbearance Expiration Date, the “Forbearance Period”):”.

(c)	Section 1(a)(i) of the Forbearance Agreement is hereby amended by the deletion of the reference therein to “July 23, 2008” and the insertion in lieu thereof of “August 25, 2008”.

2. Confirmation. Except as specifically amended hereby, the Forbearance Agreement is and remains unmodified and in full force and effect and is hereby ratified and confirmed in all respects.

3. Defined Terms. Capitalized terms that are not defined in this Amendment have the meanings ascribed to them in the Forbearance Agreement.

4. Miscellaneous.

(a) No Waiver. Except as expressly set forth herein, the execution of this Amendment and any discussions, negotiations, correspondence and other communications, drafts of documents and meetings among the parties hereto do not represent and shall not be construed or relied upon as being (i) a waiver of or prejudicial to any rights the parties may have or (ii) a waiver of the parties’ rights under any statute or under any applicable law or (iii) an admission or declaration against interest by either party hereto.

(b) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Amendment and the consummation of the transactions contemplated hereby.

(c) Entire Agreement. This Amendment supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto.

(d) Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(e) Amendment as Transaction Document. It is understood and agreed that this Amendment shall constitute a Transaction Document, and that any failure of Company to comply with the terms and conditions hereof shall constitute a Triggering Event under the Certificate of Designations, without any notice or grace or cure periods (except as otherwise expressly provided herein or therein).

(f) Notices. All notices to be given pursuant to this Amendment shall be delivered in accordance with the terms of the Securities Purchase Agreement.

(g) No Amendment. This Amendment may not be modified except by a written instrument executed by the Company and the Investor.

(h) No Admission. Nothing contained in this Amendment shall be deemed (i) an admission by any other party or (ii) a waiver of any rights or defenses, except with respect to the Forbearance until the Forbearance Expiration Date.

(i) Construction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(j) Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(k) Legal Fees. At the Effective Time, the Company shall reimburse the Investor for its legal fees and expenses in connection with the preparation and negotiation of this Amendment (the “Legal Fee Amount”) and the transactions related thereto by paying any such amount to Katten Muchin Rosenman LLP by wire transfer of immediately available funds in accordance with the instructions provided by Katten Muchin Rosenman LLP to the Company on or prior to the Effective Time. Except as otherwise set forth in this Amendment, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Amendment.

(l) Successors and Assigns. This Amendment is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(m) Joint and Several. The obligations of the Investor under any Transaction Document or Forbearance Agreement are several and not joint with the obligations of any other Buyer, and the Investor shall not be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document or Forbearance Agreement. Nothing contained herein or in any other Transaction Document or Forbearance Agreement, and no action taken by the Investor pursuant hereto, shall be deemed to constitute the Investor and the other Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and the other Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents or the Forbearance Agreements. The Company and the Investor confirm that the Investor has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Amendment or out of any other Transaction Documents or Forbearance Agreement, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

(n) Effective Time. This Amendment shall become effective upon the later of (x) the execution by the Required Holders of Forbearance Agreements, (y) the payment to Katten Muchin Rosenman LLP of the Legal Fee Amount and (z) its execution on behalf of the Company and the Investor (such date, the “Effective Time”).

(o) Ratifications. Except as otherwise expressly provided herein, the Securities Purchase Agreement, Registration Rights Agreement, and each other Transaction Documents is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

(p) Reporting. Neither the Company, its Subsidiaries nor the Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Investor, to make any press release or other public disclosure with respect to such transactions as is required by applicable law and regulations, including the filing of a Current Report on Form 8-K disclosing the material terms of this Amendment and attaching this Amendment as an exhibit thereto (provided that the Investor shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Investor, neither the Company nor any of its Subsidiaries shall disclose the name of the Investor in any filing, announcement, release or otherwise.

(q) No Third Party Beneficiary. This Amendment is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

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Execution Copy

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

COMPANY:
DEVCON INTERNATIONAL CORP.

By:	/s/ Robert Farenhem
Name:	Robert Farenhem
Title:	President

INVESTOR:
CS EQUITY II LLC

By:	/s/ Keith D. Reuben
Name:	Keith D. Reuben
Title:	President - Healthcare & Specialty Finance

[Signature Page to Second Amendment to Forbearance Agreement]

Execution Copy

Exhibit A

Forbearance Agreement